Exhibit 10.2

Second Amendment to the Service Agreement for Managing Director

By and between

Tower Automotive Holding GmbH

represented by its sole shareholder, Basel Automotive Holdings B.V., this in turn represented by its managing directors

- hereinafter referred to as "Company" -

and

Mr Pär O. H. Malmhagen

- hereinafter referred to as "Mr Malmhagen" -

Preamble

The parties are agreed that the Service Agreement between them dated February 3, 2012 (the Service Agreement) as amended by the Amendment Agreement dated March 4, 2013 shall be amended with effect from 1 January 2016 as follows:

Art. I

Amendment of Sec. 3 of the Service Agreement

Sec. 3 of the Service Agreement shall be replaced by the following new Sec. 3:

Sec. 3
Remuneration

“(1) Effective January 1, 2016, the fixed gross annual salary shall amount to

EUR 401,500 (EURO four hundred and one thousand five hundred) p.a..

The fixed salary is payable in 12 equal instalments at the end of each calendar month.

(2) Subject to the fulfilment of certain targets and objectives as annually determined by the board of Tower International, Inc, Mr Malmhagen shall be entitled towards the Company to a variable annual bonus with a gross target amount of

EUR 242,000 (Euro two hundred forty-two thousand)

and a maximum annual gross target amount of

EUR 484,000 (Euro four hundred eighty-four thousand)

The bonus amount, if any, shall be paid by the Company and shall depend on the target achievement as evaluated by the board of Tower International and shall be forfeited if certain minimum targets fail to be achieved. The targets and the conditions of entitlement shall be set annually by the board of Tower International and are subject to the relevant bonus plan as valid from time to time.

If this Service Agreement is terminated by the Company during the course of a fiscal year for good cause within the scope of Sec. 626 of the German Civil Code based on circumstances in the behaviour or the person of Mr. Malmhagen including but not limited to his negligence, Mr. Malmhagen shall not be entitled to a bonus for that particular year. In the event that the service relationship ends during the course of a year for other reasons or if Mr Malmhagen is released from his duties to render services for the Company, the bonus shall be pro-rated and the pro-rated part of the bonus, shall be calculated in accordance with the actual targets achieved as of the fiscal year’s end and shall fall due in accordance with the general rules as set out in the relevant bonus plan. In the event that the relevant bonus plan does not provide for a due date, the rate of target achievement shall be determined no later than 5 months following the year for which the bonus was promised and the annual bonus minus any statutory deductions shall fall due 1 month following such determination of target achievement.

(3) Subject to the provisions of the Long Term Incentive (LTI)-Plan of Tower International Inc. as valid from time to time, Mr Malmhagen shall become eligible to participate in the LTI-Plan of Tower Automotive Group. The LTI-award under the plan for 2016 will be based on a target value of EUR 220,000 (Euros two-hundred twenty thousand).

It is understood between the parties that any rights, grants and entitlements to an LTI shall be solely subject to the relevant LTI-Plan as valid from time to time, that Tower International Inc has full power of discretion in respect of the form of the award, if any, (e.g. RSUs, Shares, Share Options or any other equity-like instrument) and that only Tower International Inc but not the Company shall be liable for awards granted under the relevant LTI-Plan.

(4) Unless expressly provided otherwise herein, in particular in Sec. 12 para (4) of this Service Agreement, or in a relevant bonus plan or LTI plan, all remuneration shall be paid on a pro rata basis in case this Service Agreement should commence or end during the term of a year.

(5) The parties are in agreement that although parts of the remuneration pursuant to this Sec. (3) will be paid by an entity other than the Company, such payment obligations shall not create, constitute or cause an additional employment or service relationship with any entity other than the Company.”

Art. II

Amendment of Sec. 1 of the Amendment Agreement

A) Parties are in Agreement that retention pursuant to Sec. 1 of the Amendment Agreement dated March 4, 2013 will be paid per Sec. 1. Sec. 1 of the Amendment Agreement dated March 4 2013 shall be replaced by the following new Sec. 1 effective January 1, 2016:

In addition to the provisions of the Service Agreement the following special retention bonus is agreed: (1) Subject to the execution of a Release (as defined in Sec. 2 para 2 of the Amendment Agreement and as amended under Art. III of this agreement), provided that Mr. Malmhagen does not terminate this Service Agreement of his own accord or resign his corporate office as managing director of his own accord, prior to December 31 2017, unless such termination or resignation occurs for Good Reason (as defined below) in circumstances other than a Change in Control, and provided that the Company does not terminate the Service Agreement for cause in the meaning of Sec. 626 German Civil Code based on circumstances in the behaviour or the person of Mr. Malmhagen including but not limited to his negligence in the time until December 31, 2017 Mr Malmhagen shall be entitled to a one-off Special Retention Bonus in the total gross amount of 643,500 Euros. The net amount of this Special Retention Bonus after statutory deductions shall be paid as part of the normal payroll in January 2018.

(2) Provided that Mr. Malmhagen’s Service Agreement ends prior to December 31, 2017 due to death or disability Mr Malmhagen shall also be entitled to the Special Retention Bonus.

(3) For the avoidance of doubt, the Company and Mr. Malmhagen agree that the Special Retention Bonus will not be triggered upon a Change of Control, and neither due to a disposal of all shares in Basel Automotive Holdings B.V. by a subsidiary of Tower International, Inc. and/or in the event that the employment of Mr. Malmhagen is terminated before Dec. 31, 2017 following such Change of Control or the disposal of all shares in Basel Automotive Holdings B.V.

Art. III

Amendment of Sec. 2 of the Amendment Agreement

A) Sec. 2 para 2 of the Amendment Agreement dated March 4, 2013 shall be replaced by the following new Sec. 2 para 2:

(2) Provided that (i) a Change-in-Control occurs during the period of the Service Agreement and (ii) within a period of 2 years following such Change in Control this Service Agreement is terminated (beendet) by or upon request of the Company for any other reasons than for good cause in the meaning of Sec. 626 German Civil Code or Mr. Malmhagen terminates his employment for Good Reason (as defined below), upon at least thirty (30) days prior written notice and opportunity to cure and (iii) subject to Mr. Malmhagen's (or, in the event of Mr. Malmhagen's death or incapacity, Mr. Malmhagen's legal representative's) execution, delivery and non-revocation of a general release in a form satisfactory to the Company and its affiliates, in particular Tower International, Inc. (the "Release"); provided, however, that the Release shall preserve (a) Mr. Malmhagen's rights, if any, to indemnification under Tower International, Inc.'s Bylaws (as amended from time to time), circumstances set out in Sec. 309 No. 7 German Civil Code (i.e. in the event of damages to life, body or health of Mr Malmhagen or in the event of gross negligence), damages caused by wilful acts and/or under any applicable compulsory law, and (b) coverage under the Company's Directors and Officers liability insurance policies for any claims arising out of or relating to Mr. Malmhagen's employment with the Company and under any provisions of this Agreement that are intended to survive the termination of this Agreement and Mr. Malmhagen's employment hereunder, Mr Malmhagen shall be entitled to a gross severance package comprising (i) a payment of 2 fixed annual fixed salaries (pursuant to Sec. 3 para (1) of the Service Agreement) (hereinafter referred to as the "CIC Base Severance Amount") and (ii) a payment of 2 times target bonus (target amount EUR 242.000) as well as (iii) the pro rata target bonus pursuant to Sec. 3 para (2) of the Service Agreement (ii and iii hereinafter collectively referred to as the “CIC Bonus Severance Amount"). The CIC Base Severance Amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in twenty four (24) equal monthly installments, commencing within one month following the date of the termination of Mr. Malmhagen's service agreement. The CIC Bonus Severance Amount shall be paid when bonus amounts are paid to other executives, by March 15 of the year following the year to which the bonus relates.”

B) Sec. 2 para 4 of the Amendment Agreement dated March 4, 2013 shall be replaced by the following new Sec. 2 para 4:

“(4) The payments made pursuant to Sec. 2 para (2) hereinabove shall serve as compensation for Mr Malmhagen’s adherence to post contractual covenants to Sec. 9 of the Service Agreement and Sec. 2 para 7 of this Amendment Agreement.”

Art. IV

Amendment of Sec. 13 para 1 of the Service Agreement

Sec. 13 para 1 of the Service Agreement as amended by the Amendment Agreement dated March 4, 2013 shall be replaced by the following new Sec. 13 para 1:

“In the event that this Service Agreement is terminated or not extended by the Company for other reasons than for (i) good cause in the meaning of sec. 626 German Civil Code, (ii) permanent disability of Mr Malmhagen (which shall be deemed to have occurred after 6 consecutive months of incapacity to perform services or 9 month of such incapacity in any calendar year) or (iii) Mr Malmhagen reaching the age of 65, Mr Malmhagen shall be entitled to a gross severance package comprising (i) the payment of the fixed salary pursuant to Sec. 3 para 1 for 12 months following the termination of this Service Agreement and (ii) a payment of 1 target bonus pursuant to Sec. 3 para (2) subpara 1 of the Service Agreement (target amount EUR 242.000) and (iii) the pro-rated target bonus pursuant to Sec. 3 para (2) of the Service Agreement as well as (iv) the payment of the cash value of the fringe benefits, in particular the Company car, pursuant to Sec. 5 para 1 above for 12 months following the termination of this Service Agreement. For the avoidance of doubt, the severance shall in no event comprise LTI pursuant to Sec. 3 para 3.”

Art. V

Final Provisions

(1) To the extent not expressly changed in this Second Amendment Agreement, all other provisions of the Service Agreement and the Amendment Agreement dated March 4, 2013 shall continue in effect unchanged, provided however that a duplication of benefits triggered by the same circumstance shall in any event be excluded. Further, it is understood that any obligations of the Company under Sec. 4 of the Service Agreement (Signing and Retention Payment) have been fully settled.

(2) Any changes or amendments to this Second Amendment Agreement shall be invalid unless executed in writing. This shall also apply to the cancellation or amendment of the written form.

(3) Should one or several provisions of this Second Amendment Agreement be or become invalid or unenforceable in whole or in part, the validity of the remaining provisions hereunder shall not be affected thereby. The invalid or unenforceable provision shall be replaced with a valid provision which comes as close as possible to the intended economic result of the invalid provision. The same shall apply to any gap in this Amendment Agreement.

***

Place / Ort Livonia, Michigan

Date / Datum 12/21/15

/s/Miljko Rajkovic_____________

/s/James C. Gouin_____________

Tower Automotive Holding GmbH

represented by its sole shareholder, Basel Automotive Holdings B.V. which is represented by its managing directors

Place / Ort Cologne, Germany Date / Datum 12/21/15 /s/ Pär O. H. Malmhagen___________ Mr Pär O. H. Malmhagen